Exhibit 4.1
This Instrument Prepared By
and after recording return to:
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202-3797
Attention: David S. Stolle
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is executed effective as of August 21, 2009 by and between TYLER TECHNOLOGIES, INC. a Delaware corporation (“Borrower”) and BANK OF TEXAS, N.A., a national banking association (“Lender”).
WITNESSETH:
     WHEREAS, Borrower and Lender entered into that certain Second Amended and Restated Credit Agreement dated October 20, 2008 (as heretofore or hereafter amended, the “Credit Agreement”), as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated January 30, 2009 (the “First Amendment”), pursuant to which Lender agreed to make the Loan (as therein defined) available to Borrower (each capitalized term used herein, but not otherwise defined shall have the same meaning given to it in the Credit Agreement);
     WHEREAS, Borrower has requested that Lender modify the Credit Agreement to temporarily increase the amount of Borrower’s stock that Borrower is permitted to repurchase; and
     WHEREAS, although Lender is under no obligation to do so, Lender is willing to agree to Borrower’s request on the terms and conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, Borrower and Lender hereby covenant and agree as follows:
ARTICLE I — AMENDMENTS
Section 1.1. Amendments: Definitions. The following definition set forth in Article I of the Credit Agreement is hereby amended and restated in its entirety as follows:
     Permitted Distribution” shall mean, with respect to the stock of Borrower, the repurchase of such stock by Borrower in an aggregate amount not to exceed (i) for the period from the Closing Date to and through June 30, 2009, $30,000,000 in the immediately preceding twelve (12) month period, and (ii) for the period from July 1, 2009, through and including September 30, 2009, $40,000,000 in the immediately preceding twelve (12) month period, and (iii) for the period from and after October 1, 2009, $30,000,000 in the immediately preceding twelve (12) month period. For purposes of calculating the aggregate amount allowed hereunder, such amount shall include only the stock repurchased by Borrower on a going

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forward basis, beginning as of the Closing Date, and shall not include any stock repurchased by Borrower before the Closing Date.
ARTICLE II — MISCELLANEOUS
Section 2.1. Conditions to Closing. As a condition to the closing of the Amendment, Borrower shall execute and deliver this Amendment, and execute and deliver such other documents as may be necessary or as may be required, in the opinion of counsel to Lender, to effect the transactions contemplated hereby and continue the liens and/or security interests of all other collateral instruments, as modified by this Amendment.
Section 2.2. Continuing Effect. Except as modified and amended hereby, the Credit Agreement and other Loan Documents are and shall remain unchanged and hereby are ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with their terms.
Section 2.3. Payment of Expenses. Borrower agrees to pay to Lender the attorneys’ fees and expenses of Lender’s counsel and other expenses incurred by Lender in connection with this Amendment.
Section 2.4. Binding Agreement. This Amendment shall be binding upon, and shall inure to the benefit of, the parties’ respective representatives, successors and assigns.
Section 2.5. Nonwaiver of Events of Default; No Claims. Neither this Amendment nor any other document executed in connection herewith constitutes or shall be deemed (a) a waiver of, or consent by Lender to, any Default or Event of Default which may exist or hereafter occur under any of the Loan Documents, (b) a waiver by Lender of any of Borrower’s obligations under the Loan Documents, or (c) a waiver by Lender of any rights, offsets, claims, or other causes of action that Lender may have against Borrower. Borrower’s execution of this Amendment and any other document executed in connection herewith shall not be deemed to waive any rights or claims Lender may have under the Loan Documents, as amended hereby.
Section 2.6. Intentionally Omitted.
Section 2.7. Usury Savings Clause. Notwithstanding anything to the contrary in this Amendment, the Note or any other Loan Document, or in any other agreement entered into in connection with the Note or securing the indebtedness evidenced by the Note, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under the Note or otherwise in connection with the Note shall under no circumstances exceed the maximum rate of interest permitted by applicable law. In the event the maturity of the Note is accelerated by reason of an election by the holder thereof resulting from a default thereunder or under any other document executed as security therefor or in connection therewith, or by voluntary prepayment by the maker, or otherwise, then earned interest may never include more than the maximum rate of interest permitted by applicable law. If from any circumstance any holder of any of the Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the maximum rate of interest permitted by applicable law shall be applied to the reduction of the principal amount owing on such Note or on account of any other principal indebtedness of the maker to the holders of such Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal thereof and such other indebtedness, the amount of such excessive interest that exceeds the unpaid balance of principal thereof and such other indebtedness shall be refunded to the maker. All sums paid or agreed to be paid to the holder of the Note for the use, forbearance or detention

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of the indebtedness of the maker to the holder of such Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full for the purpose of determining the actual rate on such indebtedness is uniform throughout the term thereof.
     The terms “maximum amount” or “maximum rate” as used in this Amendment or the Note, or in any other agreement entered into in connection with the Note or securing the indebtedness evidenced by the Note, whether now existing or hereafter arising and whether written or oral, include, as to Chapter 303 of the Texas Finance Code (and as same may be incorporated by reference in other statutes of the State of Texas), but otherwise without limitation, that rate based upon the “weekly ceiling”; provided, however, that this designation shall not preclude the rate of interest contracted for, charged or received in connection with the Loan from being governed by, or construed in accordance with, any other state or federal law.
Section 2.8. Counterparts. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument, it being understood and agreed that the signature pages may be detached from one or more of such counterparts and combined with the signature pages from any other counterpart in order that one or more fully executed originals may be assembled.
Section 2.9. Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT FEDERAL LAWS PREEMPT THE LAWS OF THE STATE OF TEXAS.
Section 2.10. Entire Agreement. This Amendment, together with the other Loan Documents, contain the entire agreements between the parties relating to the subject matter hereof and thereof. This Amendment and the other Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments, executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.
     THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREIN CONTAINED AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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     IN WITNESS WHEREOF, this Amendment is executed effective as of the date first written above.

LENDER: BANK OF TEXAS, N.A., a national banking association
By:
Alan Morris, Vice President

BORROWER: TYLER TECHNOLOGIES, INC., a Delaware corporation
By:
Brian K. Miller,
Executive Vice President and Chief Financial Officer

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (Tyler Technologies)	Signature Page